Exhibit 5.8
Consent of Robert Sim
In connection with Novagold Resources Inc.’s registration statement on Form F-10 originally dated March 19, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Robert Sim, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “Review and Technical Report on the Nome Placer Gold Property” (the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.
Dated at Delta, BC, Canada, this 16th day of April, 2007.
/s/  Robert Sim
Robert Sim